                                                                   EXHIBIT 10.01

                           PURCHASE AND SALE AGREEMENT

                                     SELLER:

                      CONSORTIUM TWO - PUBLIC LEDGER, L.P.
                           c/o The Bernstein Companies
                          3299 K Street N.W., Suite 700
                              Washington, DC 20007

                                   PURCHASER:

                           TRIPLE NET PROPERTIES, LLC
                        1551 N. Tustin Avenue, Suite 200
                               Santa Ana, CA 92705

                                    PROPERTY:

                          150 S. Independence Mall West
                        Philadelphia, Pennsylvania 19106

                                  DATED AS OF:

                                December __, 2003

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                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
1.      THE PROPERTY............................................................................      1
        1.1.     Description....................................................................      1
        1.2.     "As-Is" Purchase...............................................................      3
        1.3.     Agreement to Convey............................................................      8

2.      PRICE AND PAYMENT.......................................................................      8
        2.1.     Purchase Price.................................................................      8
        2.2.     Payment........................................................................      8
        2.3.     Closing........................................................................      9

3.      INSPECTIONS AND APPROVALS...............................................................     10
        3.1.     Inspections....................................................................     10
        3.2.     Title/Survey...................................................................     12
        3.3.     Contracts......................................................................     13
        3.4.     Permitted Encumbrances.........................................................     13
        3.5.     Confidentiality................................................................     14
        3.6.     Seller's Obligations Prior to Closing..........................................     14
        3.7.     Damage, Destruction or Condemnation............................................     17
        3.8.     Purchaser's Right to Proceed to Closing........................................     18

4.      REPRESENTATIONS AND WARRANTIES..........................................................     18
        4.1.     By Seller......................................................................     18
        4.2.     By Purchaser...................................................................     22
        4.3.     Broker.........................................................................     23
        4.4.     Survivability..................................................................     23

5.      COSTS AND PRORATIONS....................................................................     23
        5.1.     Purchaser's Costs..............................................................     23
        5.2.     Seller's Costs.................................................................     24
        5.3.     Prorations.....................................................................     25
        5.4.     Taxes..........................................................................     25
        5.5.     In General.....................................................................     26
        5.6.     Purpose and Intent.............................................................     26

6.      NOTICES.................................................................................     26

7.      CLOSING AND ESCROW......................................................................     27
        7.1.     Escrow Instructions............................................................     27
        7.2.     Seller's Deliverables..........................................................     27
        7.3.     Purchaser's Deliveries.........................................................     30
        7.4.     Possession.....................................................................     30
        7.5.     Insurance......................................................................     30

                                       (i)

         7.6.     Security Deposits..............................................................    30
         7.7.     Post-Closing Collections.......................................................    30
         7.8.     Conditions Precedent to Purchaser's Obligation to Close........................    31

8.       DEFAULT; FAILURE OF CONDITION...........................................................    32
         8.1.     PURCHASER DEFAULT..............................................................    32
         8.2.     SELLER DEFAULT.................................................................    33
         8.3.     Failure of Condition...........................................................    34

9.       MISCELLANEOUS...........................................................................    35
         9.1.     Entire Agreement...............................................................    35
         9.2.     Severability...................................................................    35
         9.3.     Applicable Law.................................................................    35
         9.4.     Assignability..................................................................    35
         9.5.     Successors Bound...............................................................    35
         9.6.     No Public Disclosure...........................................................    35
         9.7.     Captions.......................................................................    35
         9.8.     Attorneys' Fees................................................................    35
         9.9.     No Partnership.................................................................    35
         9.10.    Time of Essence................................................................    36
         9.11.    Counterparts...................................................................    36
         9.12.    Recordation....................................................................    36
         9.13.    Proper Execution...............................................................    36
         9.14.    Tax Protest....................................................................    36
         9.15.    Merger.........................................................................    36
         9.16.    Limited Recourse...............................................................    36
         9.17.    Like Kind Exchange ............................................................    37
         9.18.    Seller Cooperation with S-X 3-14 Audit.........................................    37

                                      (ii)

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the_____day of December, 2003 (the "Effective Date"), is made by and between CONSORTIUM TWO - PUBLIC LEDGER, L.P., a Pennsylvania limited partnership, located at c/o The Bernstein Companies, 3299 K Street, N.W., Suite 700, Washington, DC 20007 (the "Seller"), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company, located at 1551 N. Tustin Avenue, Suite 200, Santa Ana, CA 92705, or its permitted successors or assigns pursuant to Section 9.4, below (the "Purchaser").

                                    RECITALS

         Seller desires to sell certain improved real property commonly known as 150 S. Independence Mall West, Tax parcel 88-3-003510, located in Philadelphia, Pennsylvania, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.       THE PROPERTY.

         1.1. Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller hereby agrees to sell, assign and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, the "Property"):

                  1.1.1 Land. Certain land (the "Land") located in the City and County of Philadelphia, Commonwealth of Pennsylvania, commonly known as 150 S. Independence Mall West, Tax Parcel 88-3-003510, and more specifically described in Exhibit 1.1.1 attached hereto;

                  1.1.2 Building. The buildings, parking areas, improvements, and fixtures now situated on the Land, including without limitation that certain 12-story building containing approximately 493,000 square feet of gross building area of which 456,450 rentable square feet are used for office, retail and storage space (collectively, the "Improvements");

                  1.1.3 Personal Property. All furniture, personal property, machinery, apparatus, and equipment currently used in the operation, repair and maintenance of the Land and the Improvements and situated thereon (excluding, however, any tangible personal property or fixtures which are owned by tenants or which may be removed by tenants under the terms of their Leases (as hereinafter defined in Section 1.1.6)), including, without limitation, the personal property generally described on
Schedule 1.1.3 attached hereto (collectively, the "Personal Property"). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business.

                  1.1.4 Easements. All easements, hereditaments and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land and the Improvements, if any, including, without limitation, all development, access and other rights and privileges (collectively, the "Easements");

                  1.1.5 Street(s)/Road(s). Any street or road abutting the Land to the center lines thereof;

                  1.1.6 Leases. All (a) leases, licenses, occupancy agreements and other permissions including any and all guaranties associated herewith which affect all or any portion of the Land or the Improvements including those in effect on the Effective Date, all of which are identified on the Schedule of Leases and Security Deposits (the "Existing Leases") attached hereto as Schedule 1.1.6, and any new leases, licenses, occupancy agreements and other permissions entered into after the Effective Date which as of Closing (as hereinafter defined in Section 2.3) affect all or any portion of the Land or Improvements (the "New Leases") (the "Existing Leases" and the "New Leases" shall collectively be known as the "Leases") pursuant and subject to Section 3.6.7, below, and (b) any security deposits held by Seller provided for in and subject to the Leases (the "Security Deposits") including, without limitation, the security deposits held by Seller with respect to Leases in effect as of the Effective Date, the current unapplied balance of each of which is set forth on
Schedule 1.1.6;

                  1.1.7 Contracts. All (a) management, leasing, service, maintenance, supply, utility and other contracts relating to all or portion of the Property or the occupancy, repair, maintenance and operation thereof existing and affecting the Property as of the Effective Date, all of which are identified on the Schedule of Contracts (the "Contracts") attached hereto as
Schedule 1.1.7., and (b) any new third party contracts relating to all or portion of the Property or the occupancy, repair, maintenance and operation thereof entered into by Seller after the Effective Date pursuant and subject to
Section 3.6.6, below.

                  1.1.8 Existing Warranties. All assignable warranties and guaranties issued in connection with the Improvements or the Personal Property which remain in effect as of the Closing;

                  1.1.9 Intangible Personal Property. All licenses, rights, privileges and intangible personal property relating to or benefiting the Land, the Improvements, the Personal Property or the owner thereof including, without limitation, all trade names, good will, all rights to use the name "Public Ledger Building", "Downtown Club" and "150 S. Independence Mall West", all rights to the copyrighted website ("www.publicledger.com") and all other names, logos or marks commonly used to identify the Land or Improvements (collectively, the "Intangible Personal Property"); and

                  1.1.10 Approvals. All transferable consents, authorizations, variances or waivers, licenses, certificates of occupancy, permits and approvals issued by any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in connection with the Land, the Improvements or the Personal Property which remain valid and in effect as of Closing (collectively, the "Approvals").

         1.2.     "As-Is" Purchase.

                  1.2.1 Purchaser acknowledges that Seller did not develop or construct the Property.

                  1.2.2 No person acting on behalf of Seller is or has been authorized to make any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller.

                  1.2.3 PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE CONTAINED OR SET FORTH IN THIS AGREEMENT OR IN ANY SCHEDULE OR EXHIBIT HERETO OR AMENDMENT HEREOF OR OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (I) VALUE;
(II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH, OTHER THAN ANY CLAIMS WHICH PURCHASER MAY HAVE ARISING FROM THE TERMS OF THE AGREEMENT, PURCHASER MAY CONDUCT THEREON, INCLUDING, WITHOUT LIMITATION, THE POSSIBILITIES, IF ANY, FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INDOOR AND OUTDOOR ENVIRONMENT AIR QUALITY, WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY FEDERAL, STATE, AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION, HEALTH AND SAFETY OR

LAND USE LAWS, RULES, REGULATIONS, ORDINANCES, ORDERS, REQUIREMENTS OR COMMON LAW, INCLUDING, WITHOUT LIMITATION, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SAFE DRINKING WATER ACT, AS AMENDED, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970, AS AMENDED, THE TOXIC SUBSTANCE CONTROL ACT, AS AMENDED, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AND ANALOGOUS STATE STATUTES AND REGULATIONS; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTE AT, ON, UNDER, OR ADJACENT TO THE PROPERTY; (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS (AS HEREINAFTER DEFINED IN SECTION 3.1.1) OR PRELIMINARY REPORT REGARDING TITLE; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING, (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVIII) WITH RESPECT TO ANY OTHER MATTER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN, AND PROVIDED THAT PURCHASER CONTINUES TO BE GIVEN UNTIL CLOSING, THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION RELATING TO THE PROPERTY, PURCHASER SHALL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY, ITS OWN REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND THE LIMITED REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED HEREIN AND IN THE SCHEDULES AND EXHIBITS ATTACHED HERETO, AND SHALL NOT RELY ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO PURCHASER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES, AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND THAT, EXCEPT AS OTHERWISE CONTAINED OR SET FORTH HEREIN OR IN ANY SCHEDULE OR EXHIBIT HERETO OR AMENDMENT HEREOF OR OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF

SUCH INFORMATION. PURCHASER AGREES TO FULLY AND IRREVOCABLY RELEASE SELLER FROM ANY AND ALL CLAIMS THAT PURCHASER MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT TO THE EXTENT THAT SELLER HAS EXPRESSLY REPRESENTED OR WARRANTED THE ACCURACY OF SUCH STATEMENTS OR INFORMATION HEREIN OR IN ANY EXHIBIT HERETO OR DOCUMENT DELIVERED BY SELLER AT CLOSING. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUT SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS, AS THE SAME EXISTS AS OF AND ON THE EFFECTIVE DATE, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. PURCHASER COVENANTS TO SELLER, WHICH COVENANTS TO SELLER SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE DEED (AS HEREINAFTER DEFINED), THAT, EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED OR SET FORTH HEREIN OR IN ANY SCHEDULE OR EXHIBIT HERETO OR AMENDMENT HEREOF OR OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING, PURCHASER SHALL RELY SOLELY UPON PURCHASER'S OWN INVESTIGATION AND REVIEW OF THE PROPERTY AND PROPERTY-RELATED DOCUMENTS IN DETERMINING WHETHER OR NOT TO PURCHASE THE PROPERTY.

                  BY INITIALING BELOW, PURCHASER ACKNOWLEDGES THAT: (i) THIS
SECTION 1.2.3 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) PURCHASER HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) PURCHASER HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS
SECTION 1.2.3.

                                           PURCHASER:

                                           TRIPLE NET PROPERTIES, LLC

                                           /s/ AWT
                                           -----------------------------
                                           INITIALS

                  1.2.4 Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision map, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so without Seller's prior written approval, which approval may be withheld in Seller's sole and absolute discretion. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing unless first approved by Seller, which approval Seller may withhold in Seller's sole discretion. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.

                  1.2.5. Except for Seller's express representations and warranties contained or set forth herein or in any Schedule or Exhibit hereto or amendment hereof or other document delivered by Seller at Closing, Purchaser shall rely solely upon Purchaser's own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property's physical condition. Subject to the provisions of
Section 1.2.8, below, Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller, its employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (the "Released Parties") from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any construction defects, errors, omissions or other physical conditions, latent or otherwise, including environmental matters, affecting the Property, or any portion thereof. The foregoing release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser's release to Seller. In this connection and to the extent permitted by law, Purchaser hereby agrees, which agreement shall survive the

Closing and not be merged with the Deed, that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, which agreement shall survive the Closing and not be merged with the Deed, that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that, subject to the provisions of Section 1.2.8, below. Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller's performance hereunder.

                  Seller has given Purchaser material concessions regarding this transaction in exchange for Purchaser agreeing to the provisions of this Section
1.2.5. Seller and Purchaser have each initiated this Section 1.2.5 to further indicate their awareness and acceptance of each and every provision hereof.

         SELLER:                           PURCHASER:

         CONSORTIUM TOW - PUBLIC           TRIPLE NET PROPERTIES, LLC
         LEDGER, L.P.

         /s/ AKB                           /s/ AWT
         ----------------------            --------------------------
         INITIALS                          INITIALS

                  1.2.6 From and after the Closing, Purchaser shall protect, defend, indemnify and hold Seller and Seller's parent company, if any, and their respective, affiliates and subsidiaries, and their respective partners, directors, officers, participants, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all claims (including third party claims), demands, liabilities, damages, costs and expenses, including, without limitation, investigatory expenses, clean-up costs and reasonable attorneys' fees of whatever kind or nature (collectively, the "Claims") arising from or in any way connected with the physical condition of The Property or any other aspect of the Property, which accrue after the Closing, Purchaser's obligations of indemnity set forth herein shall survive the Closing and shall not be merged with the Deed.

                  1.2.7 Purchaser shall indemnity, defend, protect and hold harmless the Indemnified Parties from and against any and all Claims, whether direct or indirect, known or unknown, or foreseen or unforeseen, which may arise from or be related to Purchaser's due diligence and other activities on or at the Property, including, but not limited to, the acts or omissions of Purchaser or its employees, agents, suppliers or contractors. Purchaser's obligations hereunder shall survive the Closing and shall not be merged with the Deed.

                  1.2.8 Notwithstanding anything to the contrary contained in this Agreement, including specifically, but without limitation, the releases and indemnifications by Purchaser contained above in this Section 1.2, and below in
Section 3.1, Purchaser and Seller agree as follows with respect to any and all releases and/or indemnifications made by Purchaser in this Agreement:

                           a.       All releases by Purchaser contained herein
shall not be effective or have any force or effect unless and until the Closing is consummated pursuant to this Agreement.

                           b.       Purchaser shall not be deemed to have
released Seller from any of Seller's representations, warranties or obligations contained in this Agreement, any Exhibit hereto, any amendment hereof or any document delivered by Seller at Closing which, by the express terms thereof, survive the Closing or any termination of this Agreement.

                           c.       Purchaser shall not be deemed to have
released or agreed to indemnify Seller, or any Released Party, Indemnified Party or third-party from or against any Claim to the extent caused by or that arises out of the negligence or intentional act or failure to act of Seller or any of the Released Parties, Indemnified Parties or third-parties.

         1.3. Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, on the Date of Closing, title to: (a) the Land and the Improvements by special warranty deed in the condition described in Section 3.4, below; (b) the Personal Property and Intangible Personal Property by bill of sale, without warranty as to the title or the condition thereof; and (c) the other components of the Property by the assignment and assumption agreements provided for elsewhere in this Agreement, in accordance with the Seller's Deliverables pursuant to Section 7.2 hereof.

2.       PRICE AND PAYMENT

         2.1. Purchase Price. The purchase price for the Property (the "Purchase Price") is THIRTY-FOUR MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS ($34,250,000.00).

         2.2. Payment. Payment of the Purchase Price is to be made in cash as follows:

                  2.2.1    (a)      Initial Deposit. Within two (2) business
days after the Effective Date, Purchaser shall, by federal wire transfer, promptly deliver to. and deposit with, the Escrow Agent (as hereinafter defined in Section 2.2.1 (c)) an earnest money deposit in the sum of FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($500,000.00) (the "Initial Deposit"), of which ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00), as of the Effective Date, shall be deemed non-refundable in any and all events, except in the event of a Seller default, without any right by Purchaser to object hereto.

                           (b)      Additional Deposit. Provided that Purchaser
does not
terminate (or is not deemed to have terminated) this Agreement on or before the Acceptance Date (as hereinafter defined in Section 3.8), then, no later than the Acceptance Date, Purchaser shall, by federal wire transfer, promptly deliver to, and deposit with, the Escrow Agent an additional earnest money deposit in the sum of FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($500,000.00) (the "Additional Deposit").

                           (c)      The Initial Deposit and the Additional
Deposit, when paid, will be placed and held in escrow by First American Title Insurance Company, whose address is 1801 K Street, N.W., Suite K-200, Washington, DC 20036 (the "Escrow Agent") in an interest bearing account at a mutually acceptable banking institution pursuant to an escrow agreement between Seller, Purchaser and the Escrow Agent in the form attached hereto as Exhibit 2.2.1(c). All interest earned on the Deposit (as hereinafter defined) shall be added to the principal held in escrow, shall constitute a part of the Deposit and shall be included in the definition of the term "Deposit" as used herein. Interest earned on the Deposit shall be deemed earned by Purchaser. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at the Closing. For purposes of this Agreement the term "Deposit" shall mean (i) the Initial Deposit and any interest earned thereon while in escrow, and (ii) the Additional Deposit and any interest earned thereon while in escrow, to the extent Purchaser delivers the same to Escrow Agent pursuant hereto.

                           (d)      If Purchaser shall fail to promptly make
either the Initial Deposit or the Additional Deposit in accordance with the foregoing, this Agreement shall automatically terminate and neither party shall thereafter have any further rights, obligations or liability hereunder. Once posted, the Deposit shall be refundable upon the demand of Purchaser, without any right by Seller to object or delay such refund, in the event that (a) Purchaser fails to timely deliver to Seller the Acceptance Notice in accordance with Section 3.8, below, on or before 5:00 p.m., local time, on the Acceptance Date (as hereinafter defined in Section 3.8), or (b) Seller defaults in its obligations hereunder. In the event Purchaser timely delivers the Acceptance Notice on or before 5:00 p.m., local time, on the Acceptance Date, Purchaser shall be deemed to have elected to proceed to Closing hereunder as set forth in
Section 3.8, below.

                  2.2.2 At the Closing, Purchaser shall pay Seller the Purchase Price, inclusive of the Deposit and subject to adjustment for the prorations and credits provided for herein, on or before 2:00 p.m., local time on the Date of Closing, by causing Escrow Agent to disburse such amount to a bank account designated by Seller via wire transfer in immediately available funds.

         2.3. Closing. Absent an extension agreed to in writing by Seller and Purchaser, payment of the Purchase Price, recordation of the Deed, and the closing hereunder (the "Closing") will take place pursuant to an escrow closing on or before February 6, 2004 (the "Date of Closing"), at the offices of Commonwealth Land Title Insurance Company (the "Title Company"), whose address is 350 Commerce Drive, Suite 150, Irvine, CA 92602, at 10:00 a.m., local time, at the offices of Purchaser's attorneys, or at such other time and place as may be agreed upon in writing by Seller and

Purchaser. Neither Purchaser's nor Seller's attendance at the Closing shall be required, nor shall Purchaser's or Seller's absence from the Closing constitute a default or failure of a condition hereunder, provided that Purchaser has, on or prior to the Date of Closing (a) delivered to the Title Company originals, or if reasonably and customarily acceptable, facsimile copies, of all documents required from Purchaser to consummate Closing, and (b) in the case of Purchaser, paid into an escrow account maintained by the Escrow Agent the full amount of the Purchase Price required to be paid by Purchaser, after adjustments for prorations and credits, pursuant to the Settlement Statement (defined in Section 7.2.9, below), in immediately available funds. Purchaser and Seller agree to use commercially reasonable efforts to compile and calculate all prorations required for Closing hereunder and to prepare a draft Settlement Statement no later than four (4) business days prior to Closing.

3.       INSPECTIONS AND APPROVALS.

         3.1.     Inspections.

                  3.1.1 Seller hereby agrees that Purchaser and Purchaser's agents, consultants and representatives shall be entitled and have the right and license, for a period of time (the "Due Diligence Period") commencing on the Effective Date and expiring on the Acceptance Date to conduct the inspections and studies described below in this Section 3.1. During the Due Diligence Period, Seller, upon a least one (1) business day advance notice, which may be oral to Seller or Seller's representative, agrees to allow Purchaser and Purchaser's agents, consultants and representatives reasonable access to the Property during business hours for purposes of conducting any non-intrusive physical and environmental inspections of the Property and review of the Contracts, the Leases (other than any privileged, proprietary or confidential records), soil reports, environmental studies, surveys, buildings and systems plans, income and expense statements and any other materials or documents relating to the Property as Purchaser shall reasonably require to properly inspect the Property and determine the feasibility of the Property for Purchaser's acquisition and intended use thereof (the "Due Diligence Materials"). Seller agrees to provide Purchaser copies of all documents as Purchaser may reasonably request, promptly upon receipt of such request, provided same are reasonably available.

                  PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER'S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED AND, UPON REQUEST OF SELLER, ENTERING INTO AN ACCESS AGREEMENT IN A FORM ACCEPTABLE TO SELLER (THE "ACCESS AGREEMENT"). PURCHASER'S BREACH OF THE FOREGOING PROHIBITION SHALL ENTITLE SELLER, AT ITS OPTION, IMMEDIATELY AND WITHOUT ANY CURE PERIOD TO DECLARE THIS AGREEMENT TO BE TERMINATED, IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER AND THE PARTIES SHALL HAVE NO FURTHER OBLIGATIONS HEREUNDER OTHER THAN THOSE WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT, INCLUDING,

WITHOUT LIMITATION, THE INDEMNIFICATION OBLIGATIONS OF PURCHASER PURSUANT TO THIS SECTION 3.1 AND SECTION 1.2.7, ABOVE. Purchaser agrees that, in making any non-intrusive physical or environmental inspections of the Property, Purchaser or Purchaser's agents will carry not less than One Million Dollars ($1,000,000) comprehensive general liability insurance with contractual liability endorsement which insures Purchaser's indemnity obligations hereunder, names Seller as an additional insured, and, upon request of Seller, will provide Seller with written evidence of same, will not interfere with the activity of tenants or any persons occupying or providing service at the Property, will not reveal to any third party (other than its employees, officers, directors, agents, attorneys, consultants, advisors and other representatives) not approved by Seller the results of its inspections except as permitted by Sections 3.5 and 9.18, below, and, within seven (7) days after such test or inspection has been completed, will restore promptly, at Purchaser's own cost and expense, the Property in the event that any inspection or test performed by Purchaser requires or results in any material damage to or alteration of the condition of the Property. Seller reserves the right to have a representative present during any or all such inspections, and Purchaser agrees promptly to provide Seller with a copy of any inspection report prepared for Purchaser by any third-party consultant (other than reports prepared by Purchaser's attorneys which are subject to the attorney-client privilege). In addition, Seller shall arrange for Purchaser to conduct one interview meeting ("Interview Meeting") with the local representative of each tenant or subtenant of the Property that Purchaser desires to meet. Purchaser shall advise Seller, in writing, of each tenant or subtenant at the Property that Purchaser wants to meet at an Interview Meeting within five (5) business days after the Effective Date. Upon Seller's receipt of such notice, Seller shall promptly arrange each Interview Meeting with each tenant's or subtenant's local representative. Seller shall use commercially reasonable efforts to have all Interview Meetings occur prior to the Acceptance Date, but Seller shall not be in default hereunder if any tenant or subtenant declines to participate in an Interview Meeting or cannot participate in an Interview Meeting prior to the Acceptance Date. Interview Meetings shall occur either by telephone conference call or in person at the offices of each tenant or subtenant at the Property or at such other location at the Property as Seller may designate, and Seller and Purchaser shall have the right to have one or more of its representatives participate in each Interview Meeting. If Purchaser shall notify Seller that Purchaser desires to have additional communications with any tenant or subtenant (such notice to include the basis for such additional communications), Seller shall not unreasonably withhold, condition or delay its approval of such communications if there is a legitimate business reason for the same, and at Seller's option such communications shall be in accordance with the requirements applicable to Interview Meetings. Other than the Interview Meeting and any additional communications described in the foregoing sentence, Purchaser shall not communicate directly with any tenant or subtenant of the Property without the prior written consent of Seller. Except as may be otherwise specifically set forth herein, Purchaser further agrees to indemnify, defend, protect and hold harmless Seller and Seller's parent company, if any, and their respective affiliates, subsidiaries, directors, officers, participants, employees, consultants and agents from and against any loss, injury, liability, damage or expense, including reasonable attorneys' fees and costs, and claims therefor, whether direct or indirect, known or unknown, or foreseen or unforeseen, which may arise from or be related to Purchaser's due diligence and other activities on or at the Property including, but not limited to, any negligent act or omission of Purchaser or its agents or representatives during the performance of any tests or inspections conducted pursuant to this Section 3.1.1 and the Access Agreement or the failure of Purchaser to restore the Property in accordance with this Section 3.1.1. Any inspections shall be at Purchaser's sole expense. All agreements of, and indemnifications by, Purchaser under Section 3.1 and the Access Agreement shall survive Closing or termination of this Agreement for any reason and shall not be merged with the Deed. Any access granted to Purchaser pursuant to this Agreement shall continue after the Acceptance Date if Purchaser has not exercised its right to terminate pursuant to Section 3.8 hereof; provided, however, that on or after the Acceptance Date, none of the tests, inspections and evaluations conducted by Purchaser, or any materials and information provided to Purchaser, shall constitute either a basis for Purchaser to terminate this Agreement or shall place any additional covenants and/or conditions upon either of the parties herein.

                  3.1.2 Except as otherwise provided in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser's inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller's possession). It is the parties' express understanding and agreement that such materials are provided only for Purchaser's convenience in making its own examination and determination as to whether it wishes to purchase the Property, and, in doing so, except as otherwise provided herein, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as otherwise provided in this Agreement, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

         3.2.     Title/Survey.

                  3.2.1 Title Commitment and Survey. Purchaser shall, at its sole expense and as it deems necessary, obtain and cause to be delivered to Seller (a) a commitment for title insurance on the Land and the Improvements, together with copies of all items shown as exceptions to title therein, issued by the Title Company (the "Title Commitment"), and (b) a survey of the Land prepared by a professionally licensed land surveyor (the "Survey").

                  3.2.2 Title/Survey Objections. Purchaser shall have from the Effective Date until 5:00 p.m., local time, on the Acceptance Date in which to provide written notice to Seller (the "Title/Survey Notice") of any matters affecting or relating to title of the Property, including those disclosed by the Title Commitment (collectively, the "Title Objections", or shown on the Survey (collectively, the "Survey Objections"), which are not satisfactory to Purchaser, which notice must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser's disapproval. In the event that Purchaser provides Seller with a Title/Survey Notice, the parties shall have five (5) days after the expiration of the Due Diligence Period to make such arrangements or take such steps as they mutually agree to satisfy Purchaser's objection(s) identified in the Title/Survey Notice. In the event that, having used their best efforts, to cure and/or resolve the Title Objections and/or Survey Objections, the parties are unable to do so by 5:00 p.m., local time on the fifth (5th) day after expiration of the Due Diligence Period, Purchaser may either (a) terminate the Agreement and demand and receive the Deposit, without any right by Seller to object or delay such refund, or (b) waive such Title Objections and/or Survey Objections and proceed to Closing with such matter or matters added to, and made a part of, the Permitted Encumbrances (as hereinafter defined in Section 3.4) without a reduction of the Purchase Price. All Title Objections or Survey Objections not included in a Title/Survey Notice given by Purchaser to Seller shall be deemed to be approved by Purchaser as Permitted Encumbrances. All deeds of trust and mortgages, and all liens, encumbrances, judgments and other title matters that may be cured by the payment of money (other than liens caused by Purchaser (collectively, the "Monetary Liens") are deemed to be objections to title that shall be satisfied at Closing by Seller at its sole cost and expense. Purchaser shall not be required to accept any Monetary Liens or title encumbrances created by Seller or suffered by Seller to be created (other than liens caused by Purchaser), on or after the Acceptance Date, and any such encumbrances shall be satisfied at Closing by Seller at its sole cost and expense.

         3.3. Contracts. Seller shall terminate all of the Contracts no later than the Date of Closing. Seller shall notify the vendors under such Contracts that each shall be terminated and of no further force and effect as of the Date of Closing. Seller shall have no liability under any Contract as of and after the Date of Closing other than for services rendered and/or supplies contracted for by Seller prior to the Date of Closing but invoiced to Seller after the Date of Closing. At any time after the Acceptance Date and at the written request of Purchaser to Seller, Seller shall introduce Purchaser to any and all vendors under the Contracts selected by Purchaser.

         3.4. Permitted Encumbrances. Provided that Purchaser consummates the Closing and acquires the Property in accordance with this Agreement, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following (the "Permitted Encumbrances"):

                  3.4.1 Those matters affecting or relating to the title to, or the survey of, the Property: (a) to the extent shown in the Title Commitment or the Survey, respectively, and which were not included in a Title/Survey Notice given by Purchaser prior to the Acceptance Date; (b) which were included in a Title/Survey Notice, but for which (i) Seller has completed the cure thereof, or (ii) Purchaser has, at Purchaser's sole option waived the cure thereof; and (c) which Purchaser has otherwise approved in writing;

                  3.4.2 All of the Leases effective as of and on the Date of Closing;

                  3.4.3. The lien of non-delinquent real and personal property taxes and assessments, provided that the same have been prorated at Closing pursuant to this Agreement;

                  3.4.4 Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises would disclose and which are not shown by the public records, or, if Purchaser provides a satisfactory survey to the Title Company prior to the Acceptance Date, any exception to coverage required by the Title Company and acceptable to Purchaser taken with respect to any survey matter or objection disclosed on such survey;

                  3.4.5 Any service, installation, connection, maintenance or construction charges due after the Closing with respect thereto, and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas; and

                  3.4.6 Governmental laws, codes, ordinances, and restrictions now or hereafter in effect in so far as the same affect the Property.

         3.5. Confidentiality. Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that all documents or other information of whatsoever nature made available to it by Seller or Seller's agents or representatives or otherwise obtained by Purchaser and all inspection reports prepared for or by Purchaser or Purchaser's agents or representatives and all other information obtained by Purchaser (collectively, the "Proprietary Information") is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser's lender, if any, and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person's agreement to be bound thereby. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller all of the Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase. Purchaser's obligations under this Section 3.5 are collectively referred to as the "Confidentiality Obligations". Seller similarly shall hold all of the terms of this Agreement, as confidential, and shall not release any such information to third parties without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser or Seller may disclose any Proprietary
Information: (i) that was previously or is hereafter publicly disclosed (other than in violation of this Agreement) or which can be replicated by an analysis of public records or publicly available sources; (ii) to its members, partners, advisors, agents, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel and other advisors of any of the foregoing, if applicable, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality; (iii) in the course of any dispute resolution proceeding involving the other party; (iv) to comply with any law, rule or regulation, including, without limitation, those promulgated by the U.S. Securities and Exchange Commission (the "SEC"); and (v) to prospective investors and lenders. Notwithstanding any other term of this Agreement, the provisions of this Section
3.5 shall expire upon the consummation of the Closing, but shall survive a termination of this Agreement.

         3.6. Seller's Obligations Prior to Closing. Until Closing or any earlier termination of this Agreement. Seller and/or Seller's agents or representatives shall:

                  3.6.1 Insurance. Keep the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

                  3.6.2 Operation. Operate and maintain the Property in a businesslike manner and substantially in accordance with Seller's past practices with respect to the Property, and make any and all repairs and replacements reasonably required to deliver the Property to Purchaser at the Closing in its present condition, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 3.7, Seller shall have an obligation to Purchaser to repair the Property only if Seller so elects and then shall be obligated only to the extent of available insurance proceeds.

                  3.6.3 Notices. Promptly upon Seller's receipt thereof, provide copies to Purchaser of any written notices received from any government agency, insurance company, tenant or other third-party relating to compliance with any law, ordinance or regulation or any contractual obligation affecting the Property or the ownership, management, leasing, maintenance, repair or operation thereof.

                  3.6.4 Compliance with Law. Take all actions necessary to ensure that the Property is in compliance with all applicable laws, including, without limitation, all laws, orders, rules and regulations applicable to the Property and the operation and maintenance thereof, including, without limitation, making timely application for any and all permits, certificates, licenses, or other Approvals, or any renewals of any of the same, required to legally own, operate, occupy and maintain the Property.

                  3.6.5 Compliance with Agreements. Take all actions necessary to comply with all of the Leases, Contracts, Approvals, Easements and all other agreements, covenants, encumbrances and obligations affecting or relating to the Property and the ownership, operation and maintenance thereof. Seller shall pay all utility bills, tax bills and other invoices and expenses relating to the Property, as and when the same become due.

                  3.6.6 Existing and New Contracts. Have the right through and until the Date of Closing, without the prior consent or approval of Purchaser, to continue, modify, amend, renew or extend any existing Contract and to enter into any new third party Contract; provided, however, that: (a) any such new third party Contract or any such continuation, modification, amendment, renewal or extension of an existing Contract is necessary to carry out Seller's obligations under Section 3.6.2; (b) any such new third party Contract or any such continuation, modification, amendment, renewal or extension of an existing Contract is cancelable on thirty (30) days prior written notice without the payment of any early termination fee or penalty; (c) Seller delivers advance written notice to Purchaser of any such new third party Contract or any such continuation, modification, amendment, renewal or extension of an existing Contract; and (d) any such new third party Contract or any such continuation, modification, amendment, renewal or extension of an existing Contract does not materially or adversely impair the operation of the Property.

                  3.6.7 Existing and New Leases. Have the right, without the prior consent or approval of Purchaser, through and until the Acceptance Date to: (a) execute any New Leases affecting the Property or any part thereof; (b) amend, modify or supplement any Existing Lease; (c) terminate (except upon a default by tenant thereunder) or accept the surrender of any Existing Lease; or
(d) approve any sublease; provided, however, that Seller delivers advance written notice to Purchaser of any of the foregoing set forth in Subparagraphs
(a)-(d), above. As of the Acceptance Date, assuming Purchaser has not exercised its right to terminate this Agreement as set forth herein, Seller and/or Seller's agents or representatives shall not, without the prior written consent of Purchaser: (a) execute any New Leases affecting the Property or any part thereof; (b) amend, modify or supplement any Existing Lease; (c) terminate (except upon a default by tenant thereunder) or accept the surrender of any Existing Lease; or (d) approve any sublease; provided, however, that Seller is authorized, without the prior written consent or approval of Purchaser, to accept termination of any Lease at the end of its existing terms and to expand, extend or renew any Lease pursuant to expansion, extension or renewal options specifically contained therein and properly exercised by the tenants thereunder. In the event that between the Effective Date and the Closing, Seller amends any Existing Lease identified on Schedule 1.1.6 hereto (including an amendment providing for the renewal, expansion or extension thereof) or executes any New Lease, and such amendment or New Lease requires maintenance or repair of the Property, the construction of tenant fixtures or improvements or the payment of leasing or brokerage commission(s) at the cost of the landlord (a "Landlord Leasing Obligation"), Purchaser will pay the cost of such Landlord Leasing Obligation, but only to the extent that the obligation to do so is set forth in the relevant Lease or Lease amendment. To the extent Seller receives the benefit of any rent or other payments under any New Lease between the Effective Date and the Date of Closing, Seller will make an appropriate adjustment attributable to tenant under such New Lease in accordance with the terms and provisions of
Section 5.3, below.

                  3.6.8 Removal of Personal Property. Not, without the prior written consent of Purchaser, remove any article of Personal Property, except as may be necessary for repairs or the discarding of worn out or useless items; provided, however, that any such Personal Property so removed shall be promptly returned to the Property upon its repair and/or replaced by new Personal Property of similar quality and utility prior to Closing.

                  3.6.9 Security Deposits. Not, without the prior written consent of Purchaser, apply any of the Security Deposits, whether or not a default of a tenant has occurred under any of the Leases.

                  3.6.10 Marketing of the Property. Not, without the prior written consent of Purchaser, advertise, market, solicit or offer the Property for sale, nor enter into any negotiations, agreements, letters of intent, or other writings, whether or not binding on

Seller, regarding the actual, proposed or potential sale of the Property or any portion thereof to any party other than Purchaser.

                  3.6.11 Confidentiality. Not, without the prior written consent of Purchaser, disclose or provide a copy of this Agreement, or any part hereof, or any of the agreements, covenants or transactions, contained herein, to any third party.

                  3.6.12 Zoning Classification Change. Not, without the prior written consent of Purchaser, file, consent or support any application to change the zoning classification of the Property.

                  3.6.13 Easement Grant. Not, without the prior written consent of Purchaser, grant or record any easement, permit or right of way.

         3.7.     Damage, Destruction or Condemnation.

                  3.7.1 Except as provided herein, Seller assumes all risk of loss or damage to the Property by fire or other casualty until the Deed is properly recorded among the appropriate land records. Notwithstanding the foregoing, in the event, at any time on or prior to the Date of Closing, any portion of the net rentable area of the building(s) or of the parking spaces on the Property or of access to the Property are taken under power of eminent domain, or are rendered untenantable, or are destroyed by fire, lightning or other casualty, and, in the case of a casualty, the cost to repair or restore such damage would exceed Five Hundred Thousand and NO/100 U.S. Dollars ($500,000.00) (based on the written estimate of Seller's insurance claim adjuster) or would take longer than ninety (90) days to complete (any such event being herein defined as a "Major Event"), Seller shall promptly give notice of the same to Purchaser, and Purchaser shall be entitled to terminate this Agreement by giving written notice of its election to Seller within fourteen
(14) days after receiving notice of such casualty or taking. In the event Purchaser does not give such written notice electing to terminate this Agreement within such fourteen (14) day period, Purchaser shall proceed to Closing and this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, except that Seller shall assign without recourse or warranty to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss, in all cases reduced by any amounts expended by Seller to repair or restore the Property prior to Closing, which shall be retained by Seller.

                  3.7.2 In the event, at any time on or prior to the Date of Closing, a portion of the net rentable area of the building(s) or of the parking spaces on the Property are damaged or destroyed by the occurrence of a casualty, or are taken under power of eminent domain, and such casualty or taking does not constitute a Major Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller shall assign without recourse or warranty to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, credit or pay to Purchaser the amount of any deductible or self-insured amount but not to exceed the amount of the loss, reduced by any amounts expended by Seller to repair or restore the Property prior to Closing, which shall be retained by Seller.

         3.8. Purchaser's Right to Proceed to Closing. Purchaser shall have the absolute right to elect to proceed to Closing by giving Seller written notice (the "Acceptance Notice") by either facsimile (with confirmation thereof) or hand-delivery on or before 5:00 p.m., local time on the 8th day of January, 2004 (the "Acceptance Date"). In the event Purchaser delivers to Seller an Acceptance Notice in accordance with and within the time provided in this
Section 3.8, this Agreement shall remain valid and in effect, and Purchaser shall proceed to Closing. However, in the event Purchaser, for any reason or no reason at all, fails to deliver to Seller an Acceptance Notice in accordance with and within the time provided in this Section 3.8, this Agreement shall terminate, in which event Escrow Agent shall immediately upon demand therefor, without any right in Seller to object to or delay, return the Deposit to Purchaser, and neither party shall have any further rights, obligations or liability hereunder except for Purchaser's indemnity obligations as set forth in
Section 3.1, above.

4.       REPRESENTATIONS AND WARRANTIES.

         4.1.     By Seller.

                  4.1.1 As to Authority; Enforceability. Seller represents and warrants to Purchaser, as of the Effective Date, that:

                           (a)      Duly Organized and Validly Existing. Seller
is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has the power, right and authority to enter into and perform all of the obligations required of Seller under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby. Unless otherwise disclosed to Purchaser in writing, neither Seller nor any affiliate of or principal in Seller is other than a citizen of, or partnership, corporation or other form of legal person domesticated in the United States of America.

                           (b)      Requisite Action. Seller has taken all
requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Seller of its obligations hereunder.

                           (c)      Due Authorization. This Agreement is, and
all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be duly authorized, executed and delivered by Seller. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be valid and legally binding upon Seller and enforceable in accordance with their respective terms.

                           (d)      No Breach. Neither the execution of this
Agreement nor the consummation of the transactions contemplated hereby does not constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Seller is a party or by which Seller may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Seller or to the Property.

                  4.1.2 As to Liens, Litigation. Seller represents and warrants to Purchaser, as of the Effective Date, that:

                           (a)      No Bankruptcy. No petition in bankruptcy
(voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Seller.

                           (b)      No Liens. No liens or other encumbrances are
known to Seller other than those as have been disclosed by Seller's existing policy of title insurance. Furthermore, there is no claim, action, litigation, arbitration or other proceeding pending or threatened against Seller which related to the Property or the transactions contemplated hereby or which could result in the imposition of a lien against Purchaser. If Seller receives written notice of any such claim, litigation or proceeding prior to the Closing, Seller shall promptly notify Purchaser of same in writing.

                           (c)      No Threatened Action. Except for the matters
listed in Schedule 4.1.2(c), there is no action, proceeding, governmental investigation or litigation pending or, to the best of Seller's knowledge, threatened against the Property or Seller which could, in any manner, adversely affect the transactions contemplated in this Agreement or affect the purchase of the Property by the Purchaser or the ownership by the Purchaser of the Property after Closing, nor is there any basis for any such action, proceeding, investigation or litigation, nor are there any pending litigations in which Seller is a plaintiff and a Tenant or former Tenant under Lease is a defendant.

                           (d)      No Condemnation. There are no existing or
pending, or, to the best of Seller's knowledge, contemplated or threatened, condemnation, incorporation, annexation or moratorium proceedings affecting the Property (or any portion thereof). There are no existing or pending, or, to the best of Seller's knowledge, contemplated or threatened governmental rules, regulations, plans, studies or court orders or decisions, which do or could adversely affect the use or value of the Property.

                  4.1.3 As to Leases. To the best of Seller's knowledge, Seller represents and warrants to Purchaser, as of the Effective Date, that:

                           (a)      There are no leases, subleases, licenses or
other rental or occupancy agreements (oral or written) with respect to or affecting the Property, except for those Leases listed on the Schedule of Leases and Security Deposits attached hereto as Schedule 4.1.3(a);

                           (b)      Except to the extent listed in Schedule
4.1.3(a), no
brokerage fees, commissions, tenant improvements or allowances, or any similar payments owed or payable by lessor under any of the Leases to any third party in connection with the existence or execution thereof, or in connection with any renewal, expansion or extension of any Lease which has occurred prior to, or may occur after, Closing;

                           (c)      All of the Leases and any guaranties related
thereto are in full force and effect;

                           (d)      No rentals or other amounts due under the
Leases have been paid more than one (1) month in advance;

                           (e)      No tenants are entitled to any free rent,
abatement of rent or similar concession, or to any offset or defense against the payment of rent and no tenant has asserted any defense or set-off against the payment of rent in connection with the Leases or has contested any tax, operating cost or other escalation payments or occupancy charges, or any other amounts payable under its Lease;

                           (f)      Except for the matters listed in Schedule
4.1.2(c), there are no actions or proceedings pending or threatened by any tenant under the Leases;

                           (g)      No written notice of default has been
delivered to a tenant under its respective Lease.

                  4.1.4 As to Outstanding Obligations. To the best of Seller's knowledge, Seller represents and warrants to Purchaser, as of the Effective Date, that:

                           (a)      No Tax Delinquency. Seller is not delinquent
in the payment of any tax (real estate or otherwise) bills, utility bills or bills or invoices received from any vender or contractor providing goods or services to the Property, or otherwise arising out of the ownership, operation and/or maintenance of the Property.

                           (b)      Payment for Work. No work has been
performed, or labor or materials supplied, at or on the Property, or in connection with the construction, maintenance, rehabilitation or alteration of the Property or any of the Improvements at the request of Seller, for which payment ha not been paid in full except for such work, or labor or materials supplied, for which Seller has yet to receive billing invoices and which shall be paid by Seller promptly upon receipt, and, to the best of Seller's knowledge, no contractor, subcontractor or other party as contracted by Seller has any claim for payment of any of the same or the right to place a lien against the Property therefor.

                           (c)      No Special Assessments. There are no special
or other assessments for public improvements or otherwise now affecting the Property nor does Seller know of (a) any pending or threatened special assessments affecting the Property; or (b) any contemplated improvements affecting the Property that may result in special assessments affecting the Property.

                           (d)      No Reassessment. Neither the purchase of the
Property
pursuant to this Agreement, nor the designation of the Property as a separate tax lot, distinct from the tax lot allocated to any other contiguous parcel of land by any governmental authority assessing real or personal property taxes against the Property, shall result in the reassessment of the Property for the purposes of real or personal property taxes.

                  4.1.5 As to Compliance with Laws; Agreements. To the best of Seller's knowledge, Seller represents and warrants to Purchaser, as of the Effective Date, that:

                           (a)      Compliance with Government Laws and
Ordinances. Except to the extent listed on Schedule 4.1.5(a), the Property is in compliance with all Federal, State and local laws, ordinances, orders, regulations and guidelines which govern or affect the ownership, operation, maintenance or use of the Property.

                           (b)      Use and Occupancy in Compliance with
Restrictions. The Property and the current use, occupation and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions or agreements.

                           (c)      No Defaults. Seller has neither received nor
delivered a written notice of default under any of the existing Contracts.

                  4.1.6 As to Accuracy and Truth. To the best of Seller's knowledge, Seller represents and warrants to Purchaser, as of the Effective Date, that:

                           (a)      True, Complete and Correct Schedule of
Leases. The Schedule of Leases and Security Deposits attached as Schedule 1.1.6 hereto is a true, accurate and complete list of all of the Leases and all amendments, supplements and modifications thereof, affecting the Property as of the Effective Date.

                           (b)      True, Complete and Correct Schedule of
Contracts. The Schedule of Contracts attached hereto as Schedule 1.1.7 is a true, accurate and complete list of all of the Contracts and all amendments, supplements and modifications thereof, affecting the Property as of the Effective Date.

                           (c)      True, Complete and Correct Rent Roll. The
Rent Roll attached hereto as Schedule 4.1.6(c) accurately describes the information set forth therein with respect to each of the Leases, and all information contained therein is true and correct as of the Effective Date.

                           (d)      True, Complete and Correct Documentation.
(a) Unless expressly stated otherwise, all documents delivered by Seller or its agents to the Purchaser pursuant to or in connection with this Agreement are true, complete and correct copies or originals; and (b) none of the information contained therein is materially inaccurate.

                           (e)      In General. Seller has made all disclosures
in a true, accurate and complete manner and they are not materially misleading and do not omit to state anything necessary to make them not materially misleading.

                  4.1.7 Seller's Knowledge. References in this Agreement to the "knowledge of Seller" or "the best of Seller's knowledge" or phrases of similar import, shall refer only to the current actual knowledge of the Designated Employee (as hereinafter defined) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any partner, officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Designated Employee" shall refer to Louis Guevara.

         4.2. By Purchaser. Purchaser represents and warrants to Seller, as of the Effective Date, that:

                  4.2.1 Duly Organized and Validly Existing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Purchaser has the power, right and authority to enter into and perform all of the obligations required of Purchaser under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby. Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in the United States of America.

                  4.2.2 Requisite Action . Purchaser has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Purchaser of its obligations hereunder.

                  4.2.3 Due Authorization. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be duly authorized, executed and delivered by Purchaser. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be valid and legally binding upon Seller and enforceable in accordance with their respective terms.

                  4.2.4 No Breach. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does not constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Purchaser or to the Property.

                  4.2.5 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Purchaser.

                  4.2.6 As of the Acceptance Date, Purchaser will have inspected the Property fully and completely at its expense and will have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

                  4.2.7 As of the Acceptance Date, Purchaser will have reviewed the Leases, Contracts, expenses and other matters relating to the Property and, based upon its own investigations, inspections, tests and studies, will have determined to purchase the Property and to assume Seller's obligations under the Leases and otherwise with respect to the Property.

         4.3. Broker. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with this Agreement or the sale of the Property, except that Seller has retained the services of Cushman & Wakefield (the "Broker"). Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. Seller shall be solely responsible for the payment of any commission to the Broker upon the Closing in accordance with the terms of a written agreement between Seller and Broker. This mutual indemnity shall survive Closing and any termination of this Agreement. No other commission shall be due and payable by Seller in connection with the purchase and sale of the Property.

         4.4. Survivability. The representations and warranties made by Seller and Purchaser in this Section 4 shall be and remain true and correct in all material respects at and as of the Closing, and shall survive recordation of the Deed and Closing hereunder for a period of six (6) months after the Date of Closing. Neither party shall have any liability for a misrepresentation or breach of warranty contained herein unless the other party asserts a claim therefor and delivers written notice of such claim prior to expiration of the foregoing six (6) month period, and thereafter institutes legal action with respect to such claim by filing suit or initiating other legal action no later than the date which is nine (9) months after the Date of Closing.

5.       COSTS AND PRORATIONS.

         5.1. Purchaser's Costs. Purchaser will pay the following costs of closing this transaction:

                  5.1.1 The fees and disbursements of Purchaser's counsel in connection with the closing of this transaction;

                  5.1.2 One-half (1/2) of all settlement, escrow, closing or attendance fees of the Title Company in connection with the closing of this transaction;

                  5.1.3 All sales or use taxes relating to the transfer of personal property to Purchaser;

                  5.1.4 The cost of any title insurance policy issued in connection with this Agreement or the transaction contemplated hereby;

                  5.1.5 The cost of any new Survey or any environmental study;

                  5.1.6 Any title search fees and premiums for any title commitments including the Title Commitment;

                  5.1.7 All expenses pertaining to any financing obtained by Purchaser;

                  5.1.8    One-half (1/2) of all recording fees;

                  5.1.9 One-half (1/2) of the total State and local realty transfer taxes due upon sale of the Property (the "Transfer Tax"); and

                  5.1.10 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

         5.2.     Seller's Costs. Seller will pay:

                  5.2.1    The fees and disbursements of Seller's counsel;

                  5.2.2 One-half (1/2) of any settlement, escrow, closing or attendance fees to the Title Company;

                  5.2.3    One-half (1/2) of all recording fees; and

                  5.2.4    One-half (1/2) of the Transfer Tax.

         5.3. Prorations. Rents and any other amounts payable by tenants, other items of income, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, normally recurring vendor costs of any Contract terminated by Seller prior to Closing but continuing after the Date of Closing, operating expenses payable by tenants as "pass throughs" or additional rent and other normally prorated operating expenses actually collected, billed and paid as of the Date of Closing shall be prorated as of the Date of Closing and be adjusted against the Purchase Price due at the Closing, provided that within sixty (60) days after the Closing, and from time to time thereafter if necessary, Purchaser and Seller will make further adjustments for items of income and expense which may have accrued or been earned or incurred prior to the Date of Closing, but were not billed, paid and collected at that date, or which were erroneously not prorated, or were prorated improperly, at the Closing. It is acknowledged that rents and any and all other amounts payable under the GSA Leases are paid in arrears and that (a) the payment for the month prior to the month in which the Date of Closing occurs may be received after the Closing yet will not be delinquent (and will be deemed received) for purposes of the foregoing allocation if received in the calendar month in which the Date of Closing occurs, and (b) the payment received for the month in which Closing occurs will be received after the Closing yet will not be delinquent for purposes of the foregoing. In the event any payment under the GSA Leases is received by Seller after Closing, whether before or after any Novation Agreement (as hereinafter defined in Section 7.8.6) is signed, and is applicable to any period that includes the month in which the Date of Closing occurs or to any month thereafter, Seller shall assign such rent payments to Purchaser (subject to first crediting Seller with any sums to which Seller is entitled), and Seller shall take such further actions as may reasonably be necessary or appropriate to credit such rent payments directly to Purchaser. Notwithstanding any of the foregoing in this Section 5.3: (i) all prorations and adjustments shall be deemed final as of May 31, 2004; (ii) all prorations shall be made on an actual monthly basis; and (iii) the provisions of this Section 5.3 shall survive Closing. If, at Closing, any tenant is owed a tenant improvement, tenant allowance or similar payment payable by landlord under any of the Leases that has not yet expired or been utilized in full as shown on Schedule 4.1.3(a), Purchaser shall be given a credit at Closing against the Purchase Price for any such unexpired or unutilized tenant improvement, tenant allowance or similar payment, and Seller shall have no liability therefor following Closing.

         5.4. Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which the Closing occurs shall be prorated as of the Date of Closing. If the Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which the Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing. If, as the result of an appeal of the assessed valuation of the Property for any real estate tax year prior to (or including) the Closing, there is issued after Closing an administrative ruling, judicial decision or settlement by which the assessed value of the Property for such tax year is reduced, and a real estate tax refund is issued, Seller shall be entitled to all such refunds relating to the period prior to Closing, except to the extent that prior or then-existing tenants in the Building are entitled to a portion of same under the provisions of their Lease(s).

         5.5. In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Philadelphia, Pennsylvania.

         5.6. Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 5 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter; provided, however, that if Purchaser funds the Purchase Price to the Escrow Agent on the Date of Closing, and the Escrow Agent does not distribute to Seller the net Purchase Price on that day, but instead elects to invest the same overnight, the interest on such investment shall belong to Purchaser.

6.       NOTICES.

         Except as otherwise specifically set forth in this Agreement, any notice required or permitted to be given hereunder must be in writing and shall be deemed to be given: (a) upon receipt if hand delivered or delivered by electronic mail or facsimile, provided, however, in the event any notice is delivered by electronic mail or facsimile, such notice shall also be delivered simultaneously by overnight express service and received by the other party no later than one (1) business day thereafter; or (b) one (1) business day after pickup if sent by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, in any such case addressed to the parties at their respective addresses referenced below:

         If to Purchaser:         Triple Net Properties, LLC
                                  1551 N. Tustin Avenue, Suite 200
                                  Santa Ana, CA 92705
                                  Attention: Mr. Anthony W. Thompson

                                  Phone: (714) 667-8252
                                  Fax: (714) 667-6860

         With a copy to:          Hirschler Fleischer
                                  701 East Byrd Street, 15th Floor
                                  Richmond, VA 23219
                                  Attention: Louis J. Rogers, Esq.

                                  Phone: (804) 771-9567
                                  Fax: (804) 644-0957

         If to Seller:            Consortium Two - Public Ledger, L.P.
                                  c/o The Bernstein Companies
                                  3299 K Street N.W., Suite 700
                                  Washington, D.C. 20007

                                  Attention:
                                  Kathy Barlow, Esq., Vice President and General Counsel
                                  Phone: (202) 478-7527
                                  Fax: (202) 333-3323

                                  And

                                  Attention:
                                  Mr. Gary Griffin, Asset Manager
                                  Phone: (202) 478-7524
                                  Fax: (202) 333-3323

         With a copy to :         Holland & Knight LLP
                                  2099 Pennsylvania Avenue, N.W., Suite 100
                                  Washington, D.C. 20006
                                  Attention: Nelson F. Migdal, Esq.

                                  Phone: (202) 457-5925
                                  Fax: (202) 955-5564

or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 6 to the other party. Notice shall be deemed effective if given by counsel to any party, provided that such counsel is acting in its capacity as attorney and counsel for and on behalf of such party.

7.       CLOSING AND ESCROW.

         7.1. Escrow Instructions. Not less than ten (10) business days prior to the Date of Closing, Purchaser and Seller (or their respective counsel on behalf of Purchaser and Seller) shall execute a joint letter of escrow closing instructions (the "Closing Instructions") to the Escrow Agent to serve as the instructions to the Escrow Agent as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the escrow instructions shall prevail.

         7.2. Seller's Deliverables. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged (the "Seller's Deliverables"):

                  7.2.1 A special warranty deed conveying Seller's fee simple interest in the Land and the Improvements, in the form attached hereto as
Exhibit 7.2.1, subject only to the Permitted Encumbrances and other matters subsequently approved by Purchaser or Purchaser's counsel (the "Deed").

                  7.2.2    A bill of sale in the form attached hereto as Exhibit
7.2.2 conveying the Personal Property and the Intangible Personal Property.

                  7.2.3 (i) Originals (or copies if originals not available) of all Existing Leases which are still in effect as of Closing and any New Leases entered into pursuant to Section 3.6.6 hereof; and (ii) an assignment of the Leases by way of an assignment and assumption agreement in the form attached hereto as Exhibit 7.2.3.

                  7.2.4 To the extent applicable and if requested by Purchaser, courtesy copies of all Contracts relating to the Property for which Purchaser has entered into a new contract directly with the vendor.

                  7.2.5 (i) Originals of all transferable warranties and guarantees then in effect, if any, with respect to the Property or to the Improvements or any repairs or renovations to such Improvements and Personal Property; and (ii) an assignment of all transferable warranties and guarantees then in effect, if any, with respect to the Improvements or any repairs or renovations to such Improvements and Personal Property being conveyed hereunder, in the form attached hereto as Exhibit 7.2.5.

                  7.2.6 All books and records relating to the Property held by or for the account of Seller.

                  7.2.7 Corporate authorizations and such other documents and instruments that may be required by and in a form acceptable to the Title Company, including without limitation an Owner's Title Affidavit in a form sufficient to cause the Title Company to remove standard exceptions to title insurance coverage under the Title Policy for mechanics liens, tenants under unrecorded leases, unrecorded easements and other such exceptions normally and customarily removed prior to issuance of a title insurance policy typically issued in transactions similar to the transaction contemplated hereby in the Philadelphia commercial real estate market.

                  7.2.8 An affidavit (the "FIRPTA Affidavit") pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as
Exhibit 7.2.8.

                  7.2.9 A Settlement Statement (the "Settlement Statement") prepared by the Title Company and showing costs of the Closing, prorations, credits and other matters agreed to by the parties.

                  7.2.10 Originals of all Tenant Estoppels (as hereinafter defined in Section 7.8.5).

                  7.2.11 To the extent required under Section 7.8.6, below, an original Novation Agreement (as hereinafter defined in Section 7.8.6) executed and delivered by Seller and Purchaser.

                  7.2.12 A Certificate of Seller containing an unqualified statement by Seller that all of Seller's representations and warranties set forth herein and in any Schedule hereto and any amendment hereof are and remain true, accurate and correct in all material respects at and as of the Date of Closing.

                  7.2.13 A notice to tenant (the "Notice to Tenant"), in the form attached hereto as Exhibit 7.2.13, addressed to each tenant of the Property advising such tenant of the sale of the Property and providing the tenant of the name and address of Purchaser's agent for purposes of delivering notices and remitting rent and other payments.

                  7.2.14 Evidence of Seller's authority, and the authority of the person executing the Deed and the other documents at Closing on behalf of Seller, acceptable to Purchaser and the Title Company, to enter into the transactions contemplated by this Agreement.

                  7.2.15 Transfer and Recordation Tax Declarations, or other similar documents required to be executed in connection with the recordation of the Deed.

                  7.2.16 Letters to contractors, to the extent Purchaser is assuming their Contracts, and utility companies serving the Property, in the form attached hereto as Exhibit 7.2.16, advising them of the sale of the Property to Purchaser and termination of Seller's account(s) as of 11:59 p.m., local time on the day preceding the Date of Closing, and directing to Purchaser all bills for the services provided to the Property on and after the Date of Closing. Seller shall be entitled to the return of any deposit(s) posted by it herein.

                  7.2.17 Seller shall provide a so-called "Gap Indemnity" if required by the Title Company.

                  7.2.18 An updated Rent Roll, certified by Seller as true, accurate and complete as of a date no earlier than one (1) day prior to the Date of Closing.

                  7.2.19 All of Seller's property files located at the Property and relating to the operation of the Property, including without limitation plans and specifications, lease records and any tenant correspondence files.

                  7.2.20 Evidence of termination of the leasing and management agreements, if any.

                  7.2.21 Evidence of any and all tax payments in connection with the Property.

                  7.2.22 Keys, electronic codes, electronic key cards, passwords and any and all other such security devices, if applicable.

                  7.2.23 Such other customary and normal documents and instruments as Purchaser and/or the Title Company may reasonably request; provided, however, that such documents or instruments do not expand the scope of Seller's warranties or obligations as set forth in this Agreement.

         7.3.     Purchaser's Deliveries. At the Closing, Purchaser shall:

                  7.3.1 Pay, or cause Escrow Agent and/or Title Company to pay, Seller the Purchase Price; and

                  7.3.2 Execute and deliver to Seller (a) the agreements referred to in Sections 7.2.3(ii), 7.2.5(ii), 7.2.9 and 7.2.11; (b) a
Certificate of Purchaser containing an unqualified statement by Purchaser that all of Purchaser's representations and warranties set forth herein and in any Schedule or Exhibit hereto and any amendment hereof are and remain true, accurate and correct in all material respects at and as of the Date of Closing;
(c) evidence of Purchaser's authority, and the authority of the person executing any documents at Closing on behalf of Purchaser, acceptable to Seller and the Title Company, to enter into the transactions contemplated by this Agreement;
(d) Transfer and Recordation Tax Declarations or other similar documents required to be executed in connection with the recordation of the Deed; and (e) such other customary and normal documents and instruments as Purchaser and/or the Title Company may reasonably request.

         7.4. Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing, subject only to the Permitted Encumbrances.

         7.5. Insurance. Seller shall terminate its policies of insurance as of 9:00 a.m. (Eastern time) on the first (1st) business day after the Date of Closing and Purchaser shall be responsible for obtaining its own insurance effective as of the Date of Closing.

         7.6. Security Deposits. At the option of Purchaser the unapplied cash balance of any and all Security Deposits shall either be credited against the Purchase Price at Closing, or paid over to Purchaser and not so credited. Prior to or on the Date of Closing, Seller shall have endorsed, assigned, caused to be re-issued in the name of, or otherwise taken all steps necessary to properly and legally effect the transfer of any and all non-cash Security Deposits held by Seller pursuant to the Leases, as of or prior to the Date of Closing.

         7.7. Post-Closing Collections. Purchaser shall use commercially practicable efforts, in the normal course of Purchaser's business, for the period commencing on the Date of Closing and expiring on May 31, 2004, to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to the Closing. Purchaser shall not be obligated to, and Seller shall have no right to, assert, institute or file any legal suit, action or other proceeding with respect to any such delinquent rents owed Seller for periods prior to the Closing. Purchaser shall apply such rents or other amounts received from tenants, first for the account of Purchaser, then for the account of Seller for any and all amounts then due to Seller for periods prior to the Closing, and the balance to be retained by Purchaser. The provisions of this Section 7.7 shall not merge into the Deed and shall survive the Closing hereunder.

         7.8. Conditions Precedent to Purchaser's Obligation to Close. Purchaser shall have no obligation to consummate Closing unless, prior to or on the Date of Closing all of the following conditions precedent to Closing shall have been satisfied by Seller or waived in writing by Purchaser:

                  7.8.1 Seller shall have performed and satisfied all of its duties, agreements, obligations, conditions and requirements set forth herein, and in any other document or instrument delivered by Seller pursuant hereto, in all material respects.

                  7.8.2 The representations and warranties of Seller set forth and contained in this Agreement shall be and remain, at and as of the Date of Closing, true, accurate and correct in all material respects.

                  7.8.3 Except in the case of a casualty or taking by eminent domain, the physical condition of the Property shall not have changed since the Effective Date, normal wear and tear excepted.

                  7.8.4 The Title Company shall have issued or shall be irrevocably committed to issue its standard Policy of Owner's Title Insurance, with endorsements and affirmative coverage required by, and in a form approved by Purchaser prior to the Acceptance Date, which policy, and all endorsements thereto, shall be issued at the Title Company's standard rates upon payment by Purchaser of all required premiums, fees and other title charges, and shall insure for the benefit of Purchaser good and marketable fee simple title in and to the Land and Improvements, subject only to the Permitted Encumbrances.

                  7.8.5 Seller shall have obtained and delivered to Purchaser an executed tenant estoppel certificate (the "Tenant Estoppel") from tenants in the Property in the form attached hereto as Exhibit 7.8.5, and, to the extent applicable, a statement of lease (the "Statement of Lease") from GSA in the form attached hereto as Exhibit 7.8.5-GSA, both without material modification (except that a Tenant Estoppel may be modified as necessary so as not to increase the liability or obligations of the tenant under its Lease), such that Seller shall have obtained, in the aggregate, no less than seventy-five percent (75%) of all space currently leased to tenants, including all of the tenants (the "Major Tenants") set forth in Schedule 7.8.5(A) attached hereto, pursuant to the Leases. Tenant Estoppels received from tenants on any form other than that attached to this Agreement, or containing material deviations or modifications from the form attached shall not be included in any calculation made in order to determine whether or not the condition set forth in this Section has been satisfied. In addition to Seller's obligations provided in this Section 7.8.5, Seller covenants to use good faith, commercially reasonable efforts to forward and obtain a Subordination, Non-Disturbance and Attornment Agreement ("SNDA") in the form attached hereto as Exhibit 7.8.5-SNDA to each and every tenant and guarantor of tenant, if applicable, leasing at least 10,000 square feet of space within the Property; provided, however, that Seller's failure to obtain any such SNDA, despite its good faith, commercially reasonable efforts to obtain the same, shall not render Seller liable for such failure, nor shall any such failure constitute a condition precedent to Buyer's obligation to proceed to Closing.

                  7.8.6 Seller shall have obtained and delivered to Purchaser a novation agreement or similar agreement ("Novation Agreement"), signed by Seller, in form attached hereto at Exhibit 7.8.6 pursuant to which GSA shall acknowledge the transfer from Seller to Purchaser of the Property and agreed to recognize Purchaser as the new landlord under its Lease, in substitution for and replacement of Seller; provided, however, that Seller shall not be obligated to execute a Novation Agreement which would impose any greater liability or obligation upon Seller than as provided in the GSA Lease. Purchaser shall be responsible for submission of the Novation Agreement to GSA for execution following Closing and for compliance with all other obligations of the landlord thereunder. Notwithstanding any provision to the contrary in this Section 7.8.6, in the event that GSA objects to the form of Novation Agreement attached hereto as Exhibit 7.8.6, then Seller and Purchaser hereby agree that (i) any immaterial revisions required by GSA to the attached form of Novation Agreement shall be deemed acceptable for purposes hereof and neither party shall seek to terminate this Agreement on account of said proposed immaterial revisions; and (ii) if GSA requires material revisions to the form of Novation Agreement, and said material revisions would materially, adversely impact the rights, duties or obligations of either Seller or Buyer under the Novation Agreement as attached hereto, then said party(ies) whose rights have been materially, adversely affected shall have the right, in its sole discretion, to waive any of said materials revisions and to execute the Novation Agreement as so revised.

                  7.8.7 Except as expressly permitted under this Agreement, Seller shall not have entered into any New Leases, or amended, modified, supplemented or terminated any Existing Leases, without the prior written consent of Purchaser.

                  7.8.8 Seller shall have kept in full force and effect with respect to the Property the polices of insurance in effect at the execution of this Agreement.

                  7.8.9 Except as expressly permitted under this Agreement, Seller shall not have entered into any new Contracts, or amended, modified, supplemented or terminated any of the existing Contracts, without the prior written consent of Purchaser.

                  7.8.10 Seller shall have complied with all laws, rules, regulations, ordinances, judgments, statutes or order relating to the ownership, operation and maintenance of the Property, and Seller shall not have taken any action, or omitted to take any required action, which could give rise to a violation of any of same and shall have kept all requisite Approvals in full force and effect and shall have taken all requisite action necessary to transfer or assign the Approvals to Purchaser upon Closing.

8.       DEFAULT; FAILURE OF CONDITION.

         8.1. PURCHASER DEFAULT. IF PURCHASER SHALL REFUSE OR FAIL TO CONSUMMATE THE PURCHASE OF THE PROPERTY AS HEREIN

PROVIDED, FOR ANY REASON OTHER THAN (I) A DEFAULT BY SELLER, OR (II) ANY OTHER PROVISION OF THIS AGREEMENT WHICH PERMITS PURCHASER TO TERMINATE THIS AGREEMENT OR OTHERWISE RELIEVES PURCHASER OF THE OBLIGATION TO PURCHASE THE PROPERTY, SELLER SHALL HAVE AS ITS SOLE REMEDY HEREUNDER THE RIGHT TO TERMINATE THIS AGREEMENT AND TO RECEIVE FROM ESCROW AGENT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES FOR PURCHASER'S DEFAULT, AND, IN SUCH EVENT, BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER, OTHER THAN THOSE LIABILITIES WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH THE EXPRESS TERMS HEREOF. SELLER AND PURCHASER AGREE THAT THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES IN LIGHT OF SELLER'S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER AND SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.

         8.2. SELLER DEFAULT. IF SELLER SHALL REFUSE OR FAIL TO CONVEY THE PROPERTY AS HEREIN PROVIDED, FOR ANY REASON OTHER THAN (I) A DEFAULT BY PURCHASER, OR (II) ANY OTHER PROVISION OF THIS AGREEMENT WHICH PERMITS SELLER TO TERMINATE THIS AGREEMENT OR OTHERWISE RELIEVES SELLER OF THE OBLIGATION TO CONVEY THE PROPERTY, OR IF SELLER IS OTHERWISE IN DEFAULT OF ITS OBLIGATIONS HEREUNDER AND HAS NOT CURED SUCH DEFAULT WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIVING WRITTEN NOTICE OF SUCH DEFAULT, THEN PURCHASER SHALL HAVE THE RIGHT TO ELECT AS ITS SOLE REMEDY HEREUNDER EITHER TO (A) TERMINATE THIS AGREEMENT, IN WHICH EVENT ESCROW AGENT SHALL IMMEDIATELY UPON DEMAND REFUND THE DEPOSIT TO PURCHASER AND THE PARTIES SHALL THEREAFTER HAVE NO FURTHER LIABILITY OR OBLIGATION HEREUNDER OTHER THAN THOSE WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT PURSUANT TO THE EXPRESS TERMS HEREOF, EXCEPT THAT PURCHASER SHALL THEREAFTER HAVE THE RIGHT TO SEEK REIMBURSEMENT FROM SELLER OF ANY AND ALL 3RD PARTY OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN CONNECTION WITH THIS TRANSACTION, UP TO A MAXIMUM AMOUNT OF ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00), OR(B) SEEK THE ENFORCEMENT OF SELLER'S OBLIGATIONS HEREUNDER TO CONVEY THE PROPERTY IN ACCORDANCE WITH THE PROVISIONS HEREOF, PROVIDED THAT NO SUCH ACTION IN SPECIFIC PERFORMANCE SHALL SEEK TO REQUIRE SELLER TO (A) CHANGE THE CONDITION OF THE PROPERTY OR RESTORE THE SAME AFTER ANY FIRE OR OTHER CASUALTY; (B) EXPEND MONEY OR POST A BOND TO REMOVE A TITLE ENCUMBRANCE OR DEFECT OR CORRECT ANY MATTER SHOWN ON A SURVEY OF THE PROPERTY, EXCEPT AS OTHERWISE PROVIDED IN SECTION 3.2; OR (C) SECURE ANY PERMIT, APPROVAL, OR CONSENT WITH RESPECT TO THE PROPERTY OR SELLER'S CONVEYANCE OF THE PROPERTY. PURCHASER SHALL BE

DEEMED TO HAVE WAIVED ITS REMEDY OF SPECIFIC PERFORMANCE, AS PROVIDED IN THIS SECTION, UNLESS SUCH ACTION SHALL BE INSTITUTED BY PURCHASER WITHIN NINETY (90) DAYS AFTER SELLER'S FAILURE OR REFUSAL TO CURE A DEFAULT OR SATISFY A CONDITION AS PROVIDED IN SECTION 8.3, BELOW.

BY INITIALING BELOW, PURCHASER ACKNOWLEDGES THAT: (i) THIS SECTION 8.2 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) PURCHASER HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) PURCHASER HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 8.2.

SELLER:                                    PURCHASER:

CONSORTIUM TWO - PUBLIC                    TRIPLE NET PROPERTIES, LLC
LEDGER L.P.

/s/ AKB                                    /s/ AWT
---------------------------                --------------------------------
INITIALS                                   INITIALS

         8.3. Failure of Condition. In the event that Seller has failed to satisfy one or more conditions precedent to Closing set forth in Section 7.8, above, then the Purchaser shall have the right, as its sole and exclusive remedy to either (a) postpone the Closing for not more than thirty (30) days to provide the Seller an opportunity to satisfy such condition, or (b) waive the condition
(s) and proceed to Closing in accordance with and subject to the provision hereof. The parties acknowledge and agree that Seller shall have no obligation to satisfy any condition except as otherwise provided in Section 8.2 hereof. If Purchaser fails to waive the condition within ten (10) days after notice from Seller that Seller will not satisfy the condition provided it is not a condition which Seller has an obligation to satisfy under Section 8.2, this Agreement will terminate automatically and the Escrow Agent shall promptly return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any further liability to the other, except for Purchaser's obligations under Section 3.1 and Section 3.5.

SELLER:                                    PURCHASER:

CONSORTIUM TWO - PUBLIC                    TRIPLE NET PROPERTIES, LLC
LEDGER, L.P.

/s/ AKB                                    /s/ AWT
---------------------------                --------------------------------
INITIALS                                   INITIALS

9.       MISCELLANEOUS.

         9.1. Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties. This Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.

         9.2. Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         9.3. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

         9.4. Assignability. Purchaser may not assign this Agreement without first obtaining Seller's written consent, except that Purchaser may assign this Agreement to an affiliate of, or party related to, Purchaser, or any entity comprised, in whole or in part, of principals in, affiliates of or parties related to Purchaser. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

         9.5. Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

         9.6. No Public Disclosure. Neither party shall make public disclosure of the terms of this transaction without the prior written consent of the other, except that Purchaser may discuss the transaction in confidence with proposed joint venturers or prospective mortgagees.

         9.7. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

         9.8. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

         9.9. No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

         9.10.    Time of Essence. Time is of the essence in this Agreement.

         9.11. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

         9.12. Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

         9.13. Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart thereof shall have been delivered to Purchaser.

         9.14. Tax Protest. If as a result of any tax protest or otherwise any refund or reduction of any real property or other tax or assessment relating to the Property during the period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection. The provisions of this section 9.14 shall not merge into the Deed and shall survive the Closing hereunder.

         9.15. Merger. Except as otherwise expressly provided herein, Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

         9.16. Limited Recourse. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller (collectively, the "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller's assets directly attributable to the Property for the satisfaction of Seller's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The total liability of Seller hereunder shall in no event exceed one percent (1%) of the Purchase Price.

         9.17. Like Kind Exchange. Purchaser, at the request of Seller, agrees to cooperate with Seller so that Seller may dispose of the Property in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In order to implement such exchange, Seller, may upon written notice to Purchaser assign its rights, but not its obligations, under this Agreement to a third party designated by Seller to act as a qualified intermediary (as such phrase is defined in applicable Treasury regulations), and Purchaser agrees to make all payments due hereunder to or as may be directed by such intermediary and to execute such instruments as Seller may reasonably request in connection therewith; provided, however, that Purchaser shall not be required to incur any additional expense (unless Seller agrees to reimburse Purchaser for same at the Closing) or liability (other than to a de minimis extent) as a result of such cooperation, exchange or assignment.

         9.18. Seller Cooperation with S-X 3-14 Audit. Seller and Purchaser acknowledge that Purchaser intends to assign all of its rights, title and interest in and to this Agreement. The assignee associated herewith may be a publicly registered company ("Registered Company") promoted by the Purchaser. Seller acknowledges that it has been advised that, in the event assignee is a Registered Company, the assignee may be required to make certain filings (the "SEC Filings") with the SEC related to the most recent pre-acquisition fiscal year (the "Audited Year") for the Property. To assist the assignee in preparing the SEC Filings, Seller acknowledges and agrees to use commercially reasonable efforts to provide the assignee copies of, or access to, the following Property-related documents: (i) access to bank statements for the Audited Year;
(ii) a rent roll as of the end of the Audited Year; (iii) operating statements for the Audited Year; (iv) access to the general ledger for the Audited Year;
(v) a cash receipts schedule for each month of the Audited Year; (vi) access to invoices for expenses and capital improvements for the Audited Year; (vii) copies of all insurance documentation for the Audited Year; (viii) copies of all accounts receivable aging as of the end of the Audited Year along with an explanation for all accounts more than thirty (30) days past due as of the end of the Audited Year; and (ix) a signed representation letter at the end of the field work. Seller and Purchaser acknowledge and agree that the provisions of this Section 9.18 shall survive Closing.

                            [SIGNATURES ON NEXT PAGE]

         IN "WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:                             CONSORTIUM TWO - PUBLIC LEDGER, L.P., a
                                    Pennsylvania limited partnership

                                    By: Consortium Two - Public Ledger, Inc., a
                                        Delaware corporation, general partner

                                        By: /s/ Adam K. Bernstein
                                            ----------------------------------
                                            Name: Adam K. Bernstein
                                            Title: President

PURCHASER:                          TRIPLE NET PROPERTIES, LLC, a Virginia
                                    limited liability company

                                    By: /s/ Anthony W. Thompson
                                        ----------------------------------
                                        Name: Anthony W. Thompson
                                        Title: President

         An original executed copy of this Agreement by Purchaser, together with the Deposit, has been, received by the Escrow Agent's agent this____________ day of_______________ 200_, and by execution hereof the Escrow Agent's agent hereby covenants and agrees to be bound by the terms of this Agreement.

ESCROW AGENT:                       FIRST AMERICAN TITLE INSURANCE
                                    COMPANY

                                    By: _________________________________
                                        Name:
                                        Title: